UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 15, 2010 (October 11, 2010)
King Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Tennessee	001-15875	54-1684963

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Fifth Street, Bristol, Tennessee	37620

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (423) 989-8000
N/A

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On October 11, 2010, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of King Pharmaceuticals, Inc. (“King”) and the Board of Directors of King took the following actions.
     Severance Plans
     The Committee adopted amendments to King’s Severance Pay Plan: Tier I and Severance Pay Plan: Tier II (together, the “Severance Plans”) that (i) reduce the amount of benefits payable to an employee under the applicable Severance Plan by the amount of severance benefits paid to that employee under any other severance plan, change in control plan or other arrangement maintained by King, except to the extent that the other plan or arrangement explicitly provides benefits that are in addition to the benefits provided under the applicable Severance Plan; and (ii) eliminate the delayed payment of severance benefits to employees who are severed after November 1 of any year. In addition, the Committee amended the Severance Pay Plan: Tier 1 to correct a drafting error in the benefits formula that inadvertently might limit continued health and welfare benefits to 18 months following severance rather than providing such benefits for a severed employee’s entire period of severance, which is the intent of the plan.
     Incentive Plans
     The Committee approved awards under King’s Executive Management Incentive Award (“EMIA”) Plan for the 2010 performance period. The 2010 EMIA awards will be calculated based on each participant’s “target” payout percentage, as previously approved by the Committee, and paid in cash upon the earlier of (i) December 24, 2010 or (ii) the Acceptance Time as defined in the Agreement and Plan of Merger, dated October 11, 2010 (the “Merger Agreement”), among Pfizer Inc., King and Parker Tennessee Corp (filed as Exhibit 2.1 on the Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission by King on October 12, 2010). In order to receive a 2010 EMIA award, the EMIA participant must, except under certain circumstances, continue to be employed by King on the date of payment.
     Equity Incentive Plans
     The Committee approved the cancellation of all stock options, restricted stock units (other than those restricted stock units held by directors of King) (“RSUs”), restricted stock awards and performance share units (“PSUs”) that are outstanding under the 1997 Incentive and Nonqualified Stock Option Plan for Employees of King Pharmaceuticals, Inc. or the King Pharmaceuticals, Inc. 2005 Incentive Plan in connection with a change in control (as defined in the applicable equity incentive plan). The Board of Directors approved the cancellation of all stock options, and restricted stock units held by directors of King (“Director RSUs”), that are outstanding under the King Pharmaceuticals, Inc. 1998 Non-Employee Director Stock Option Plan or the King Pharmaceuticals, Inc. 2005 Incentive Plan in connection with a change in control (as defined in the applicable equity incentive plan).
     Each such stock option, RSU, Director RSU, restricted stock award and PSU would be cancelled in exchange for the offer price payable under, and as defined in, the Merger Agreement, except for stock options with exercise prices less than the offer price, which would be cancelled without any payment therefor. To the extent that a change of control occurs prior to the end of the performance period for a PSU, the PSU will vest prior to cancellation based on a deemed achievement of performance conditions at “target” level. Payment of the offer price for each cancelled award will be made within 15 business days following a change in control, except as otherwise required by Section 409A of the Internal Revenue Code of 1986 and the regulations thereunder.
     Deferred Compensation Plans
     The Committee approved the termination of King’s Deferred Compensation Plan and Non-Employee Directors’ Deferred Compensation Plan in connection with a change in control (as defined in the applicable plan) and the distribution to plan participants of all benefits accrued under such plans in accordance with the terms of such plans.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2010	KING PHARMACEUTICALS, INC.
	By:	/s/ Brian A. Markison
Brian A. Markison
President & Chief Executive Officer